Exhibit 1.03

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

CDC Software’s Vertical CRM Solutions Gain Momentum in Financial Services Industries

Company Reports Strong Second Quarter License Sales in Both New Business and Expanding
Customers

ATLANTA- Aug. 27, 2007— CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, announced today broad customer adoption of its industry-specific Pivotal CRM and Saratoga CRM solutions for the financial services industries.

Second quarter sales for Pivotal CRM for Financial Services increased 71 percent from the same period a year earlier and Saratoga CRM saw a 566 percent increase in the second quarter from the year earlier period.

New customers continued to embrace these industry-specialized solutions, as well as existing customers, who after leveraging the measured success of their Pivotal CRM and Saratoga CRM systems, expanded their deployments to address the needs of additional divisions and business units.

New and existing financial services customers that recently selected CDC Software or expanded their licenses include: Diversified Investment Advisors, a national investment advisory firm specializing in retirement plans; Eaton Vance, a comprehensive wealth manager; Farm Bureau Insurance of Michigan, a multi-line insurance provider in the state of Michigan; Julius Baer Investment Management, the U.S. subsidiary of the Julius Baer Group, focused on institutional asset management; North Shore Credit Union, a Canadian-based provider of personal and business financial services including banking, investment planning, loans, leasing, and insurance; Pacific Life, a provider of life insurance products, annuities, and mutual funds; The Principal Financial Group, a provider of 401k plans, mutual funds, retirement plans, investments, and insurance; Solus Alternative Asset Management, a leading provider of alternative investment and hedge funds; Transamerica Capital, a fixed and variable annuities, mutual funds, and life insurance company; UBS Germany AB, a world-leading wealth management company, Union Investment AG, Germany’s largest investment firm for private and institutional investors; and Vantage Credit Union which serves employees of schools throughout Missouri and others.

“We selected CDC Software’s CRM solution because they offer advanced functionality that can be configured for the way we want to do business,” said Jim Robinson, executive vice president, Farm Bureau Insurance of Michigan. “The strength of these solutions became obvious after we evaluated other providers – both enterprise and industry-specific. The flexibility of this system will allow us to deliver a solution faster while maintaining our focus on business objectives. Ultimately, the system will enable us to deliver world-class customer service, improve our products and services, and identify sales opportunities and target markets for the products we offer.”

Across commercial and private banking, capital markets, institutional asset management and retail asset management industries, a growing number of customers are selecting these industry-specific solutions that enable financial services companies to develop deep insight into their customers’ needs and preferences. CDC Software’s solutions for financial services offer comprehensive, integrated, industry-specific capabilities that increase insight into operational performance, streamline processes across the value chain, and improve responsiveness to client demands.

Fred Cook, chief information officer for North Shore Credit Union, who recently expanded his deployment to include additional modules of Pivotal CRM for Financial Services, summed it up this way: “Maintaining exceptional relationships with our clients is our top priority. We use Pivotal as the basis for every interaction with our customers. Pivotal is one of the most important business tools that we have in our arsenal.”

“Progressive firms that know how to provide their account executives and their entire client-facing workforce with the right data at the right time will be more likely to win deals and generate revenues,” said Kathleen Khirallah, managing director and practice leader, Banking Research, TowerGroup. “The benefits of internal integration will also be felt by senior managers, who will have data they need to assign their people according to potential opportunities.”

“Our comprehensive, integrated, industry-specific solutions are gaining momentum in the industry as financial services providers realize that generic CRM solutions do not address their unique business requirements,” said Eric Musser, CEO, CDC Software. “CDC Software’s exceptional growth in this market is reflective of our successful strategy to focus on delivering solutions specifically designed by industry experts for financial services organizations around the world.”

About Pivotal CRM for Financial Services
Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

About Saratoga CRM for Financial Services
Saratoga CRM is a leading CRM solution that enables large, global enterprises to effectively manage interactions with their customers at every stage, from marketing and initial contact through the complex sales, service and support relationships that develop between successful companies and their satisfied customers.

Saratoga CRM for Financial Services provides advanced solutions that enable financial services companies to maximize employee productivity, increase operational efficiency, create new revenue opportunities, improve customer satisfaction, and build a strong, sustainable competitive advantage. Saratoga CRM currently has more than 350 corporate customers. Its financial services customers include ING Investment Management, MetLife, T. Rowe Price, UBS, and Union Investment AG in Germany. For more information, see Saratoga CRM at www.saratogasystems.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal CRM and Saratoga CRM to address the needs of financial services clients such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services markets; the continued ability of Pivotal CRM and Saratoga CRM solutions to address industry-specific requirements of companies in the financial services industry; demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow financial services companies to compete more effectively and changes in the type of information required to compete in the financial services industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.